THURSDAY JUNE 22, 6:02 AM EASTERN TIME
COMPANY PRESS RELEASE

TANGIBLE ASSET GALLERIES TO COMBINE WITH GAVELNET.COM

NEWPORT BEACH, Calif.--(BUSINESS WIRE)--June 22, 2000--Tangible Asset Galleries Inc. (OTCBB:TAGZ - NEWS), a retailer, wholesaler and auctioneer of fine art, decorative art and rare coins, has agreed to acquire Gavelnet.com Inc., a venture capital-backed Internet retailer and auctioneer of fine art, decorative art and premium collectibles, subject to certain conditions.

In its most recent annual filings, Tangible's annual sales were more than $20 million, with revenues in first quarter of year 2000 up more than 46% from the first quarter of year 1999. Gavelnet.com is a recent startup and has minimal revenues.

The business combination is expected to facilitate Tangible's Internet sales, both at retail and at auction, and would provide Gavelnet.com with a steady supply of inventory for retail and a continuous flow of auction property to augment Gavelnet.com's current retail and auction listings.

In addition, Gavelnet.com's live auction Internet engine will also enable Tangible to broadcast its quarterly live auctions worldwide and to permit Internet bidder participation in its auctions.

"The synergy between the sales and marketing of our current business with the potential of Gavelnet.com's Internet sales and auction makes for a very exciting future," stated Silvano DiGenova, chief executive officer of Tangible.

"We believe that with our inventory, dealer relationships, existing customer relations and other resources, coupled with the scalability of Gavelnet.com's e-commerce engine, our horizons have been expanded tremendously.

"We also have the benefit of retaining Gavelnet.com President Michael Haynes as president of our company, taking advantage of his experience as president of Greg Manning Auctions (Nasdaq:GMAI - NEWS) and president of Heritage Rare Coins, the largest rare coin dealer and auctioneer in the world during his tenure."

Michael Haynes, president of Gavelnet.com, explained his perspective on the merger in this way: "The experience in the fine art and collectibles markets of the staff at Tangible Asset Galleries, headed by Silvano DiGenova, added to our experience in these markets and our Internet knowledge and experience creates perhaps one of the foremost sellers and auctioneers of fine art, decorative arts, premium collectibles and rare coins anywhere.

"Silvano is today probably one of the top dealers in the world in several categories including rare coins, art nouveau and art deco and has been leading his successful business for over 15 years. As a group, the management and staff of the two combined entities over their decades of experience have sold probably in excess of $4 billion in art, objects of art, collectibles, coins and other similar items."

Concurrent with the merger, Tangible plans on raising up to $15 million in additional equity capital to assist in the growth of both the "bricks and mortar" side and the "virtual" Internet side of the combined business. Included in these plans are several key acquisitions to expand the product offerings with expertise and purchased inventory and also with extended Web-based selling capabilities.

"With our inventory and existing customer base, we would be able to immediately lower the operating costs of Gavelnet.com and substantially increase their sales and profitability since acquisition costs of property and customers are two of the highest costs in managing an online sales and auction business," stated DiGenova.

"For example, although our Internet site is not nearly as easy to use or attractive as the site at Gavelnet.com, we have customers who have purchased single items for over $50,000 and single transactions that exceed $100,000 due primarily to our quality and reputation, and we can even better utilize these factors in conjunction with Gavelnet.com's functionality."

Gavelnet.com only accepts goods for sale on its site from established dealers in the trade who unconditionally guarantee all items sold, a policy in harmony with the Tangible business philosophy, and therefore could benefit from the Tangible dealer relationships. Recently, Gavelnet.com expanded its online capability with the addition of a retail section called the Emporium to allow customers to enjoy a retail gallery experience while online.

At the Emporium, customers can view thousands of objects of fine art, decorative art, premium collectibles and rare coins with listed retail prices, or if desired, make an offer at an amount the customer would like to pay. With the existing Gavelnet.com property and the benefits of the business combination, Gavelnet.com could have more than $25 million in property for sale within 90 days of the merger.

"Considering the opportunities for growth for online retail and auction in the highly fragmented fine art and premium collectibles markets, and the need for stable, consistent offerings of quality merchandise with values from $1,000 to $100,000, the current legal issues and uncertainty regarding the large businesses of Sotheby and Christie, we are extremely optimistic about our combined future," concluded DiGenova.

DiGenova, a pioneer in the fine collectibles industry since 1977, founded Tangible in 1984. The company reported FY1999 sales of $20.7 million and in January 2000 completed the acquisition of Allentown, Pa.-based Keystone Coin & Stamp Exchange, an $11 million company.

Included in this release are "forward-looking statements" which the company believes are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including sales level, distribution and competition trends and other market factors.

CONTACT:

     Tangible Asset Galleries Inc., Newport Beach
     Paul Biberkraut, 800/545-1001 (ext. 116)
     E-mail:  investors@tagz.com

              or

     Gavelnet.com Inc., San Francisco
     Michael Haynes, 415/544-2699
     E-mail:  mhaynes@gavelnet.com